Exhibit 99.1

Dimension Therapeutics Completes Strategic Review and Updates Corporate Priorities

Initial data from Phase 1/2 clinical trial of DTX301, Dimension’s lead AAV8 vector product candidate for OTC deficiency, expected year end 2017

IND filings for GSDIa and Hemophilia A expected in 2018

Operating expenses reduced and cash runway extended

CAMBRIDGE, Mass., June 27, 2017 (GLOBE NEWSWIRE) — Dimension Therapeutics, Inc. (NASDAQ:DMTX), a biopharmaceutical company advancing novel, adeno-associated virus (AAV) gene therapies targeting the liver, a key organ for human metabolism, today provided a corporate update following completion of a strategic review to focus internal efforts on the advancement of three programs to key clinical milestones. Dimension expects to realize savings in operating expenses, including personnel costs, as a result of streamlining headcount by approximately 25% by the end of 2017. These actions are expected to enable the company to focus on the timely development of gene therapies addressing unmet needs for patients suffering from inherited metabolic diseases.

“As we enter the second half of 2017 and look to 2018, we expect each of our core programs to achieve important clinical milestones that will bring us closer to our goal of delivering innovative AAV-based therapies for people living with devastating rare and metabolic diseases associated with the liver,” said Annalisa Jenkins, MBBS, FRCP, Chief Executive Officer of Dimension. “Our key focus is to deliver initial data from our ongoing Phase 1/2 clinical trial for DTX301 in OTC deficiency, advance two proof-of-concept studies for glycogen storage disease type Ia (GSDIa) and hemophilia A, the latter in collaboration with Bayer, and advance our unique HeLa 2.0 manufacturing platform. We believe we can deliver these important objectives in 2017-2018 with our current financial position.”

Dr. Jenkins continued, “We remain excited about the opportunities around our broad and unique portfolio addressing inherited metabolic diseases based upon the AAV8 capsid, which has been administered in over 100 patients across multiple programs, and look forward to initial data later this year with DTX301 for OTC deficiency.”

Priority Initiatives for 2017-2018

- Inherited Metabolic Disease (IMD) Programs -

•	Advance portfolio of IMD candidates utilizing the capsid serotype AAV8 – focused on DTX301 for OTC deficiency and DTX401 for GSDIa.

•	DTX301: Ongoing multi-center Phase 1/2 open-label study for lead IMD candidate DTX301. Four sites open in the United States and Spain, and anticipate initial data from the trial by late 2017. Fast Track designation added to already granted Orphan Drug designation by FDA and European Medicines Agency (EMA) for DTX301 in OTC deficiency.

•	Trial includes assessment of [13]C-acetate to evaluate rate of ureagenesis and hepatocyte (liver) ureagenesis capacity.

•	DTX401: Anticipate IND filing early 2018 and expect initial clinical data from the trial mid-2018.

•	Early stage programs: Ongoing nonclinical activities supporting selection of a candidate for Wilson disease (DTX701) in the first half of 2018.

- Hemophilia A -

•	DTX201: Anticipate IND filing early 2018 in collaboration with Bayer for the treatment of moderate/severe to severe hemophilia A, and expect initial data from the trial in 2018.

- Manufacturing and HeLa 2.0 -

•	Ongoing cGMP manufacturing campaigns for all clinical programs with contract manufacturing organization (CMO) partners in 2017.

•	Woburn facility producing material at 250L capacity with HEK293 suspension and HeLa 2.0 to support all needs for GLP toxicology studies and tech transfer to CMO partners.

As of March 31, 2017, Dimension had $59.1 million in cash, cash equivalents and marketable securities, which, along with reimbursements and $15 million of potential milestones to be received in connection with its collaboration agreement with Bayer, is expected to enable Dimension to fund operations to the end of 2018. Without the milestones, the company would be able to fund operations to mid-2018.

Sources: ClinicalTrials.gov; J of Gene Medicine Gene Therapy Database April 2017 (http://www.wiley.com/legacy/wileychi/genmed/clinical)

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ:DMTX) is a leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency and GSDIa, and a collaboration with Bayer in hemophilia A. Dimension has initiated a phase 1/2 clinical trial with DTX301 for the treatment of OTC deficiency. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the potential productivity of Dimension’s ongoing collaborations, the potential benefits of our existing collaboration with Bayer, including likelihood of receipt of contingent payments that may be payable in connection with our collaboration with Bayer, our ability to establish or maintain other collaborations or strategic relationships or obtain additional funding, timing and likelihood of achievement of Dimension’s upcoming development milestones, including timing of disclosure of data, the expected progress of Dimension’s portfolio and programs, timing and likelihood of regulatory filings and approvals, and our ability to develop and advance product candidates into, and successfully complete, clinical studies. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Dimension’s product candidates, including its candidate, DTX301, will not achieve development milestones, including patient enrollment, dosing of patients, release of initial data, or regulatory filings; that Dimension may not obtain the milestone payments in connection with our collaboration with Bayer; that Dimension may be forced to delay, reduce or eliminate certain research and development programs, reduce or eliminate discretionary operating expenses, delay product portfolio expansion; that Dimension may be unable to raise capital for our streamlined operations when needed and may not continue as a going concern; and the other risks described under the caption “Risk Factors” in Dimension Therapeutics’ Quarterly Report on Form 10-Q for the period ended March 31, 2017, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension Therapeutics’ additional filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension Therapeutics undertakes no duty to update this information unless required by law.

Contacts:

Jean Franchi

Chief Financial Officer

Dimension Therapeutics

617-714-0709

jean.franchi@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext.327

jjackson@burnsmc.com